Exhibit 10.ii.x

Buenos Aires, 16 May 2006

Messers

Cargill S.A.C.I.

Av. Leandro N. Alem 928 Piso 9

City of Buenos Aires

Dear Sirs,

In our capacity as Representatives of MOSAIC DE ARGENTINA S.A., hereinafter referred to as “MOSAIC”, domiciled at Avda. Leandro N. Alem 928, piso 9°, City of Buenos Aires, we hereby make the following Commercial Offer (the “Offer”) to you, hereinafter referred to as “CARGILL”, which offer consists in a grain sales proposal, as detailed below.

In case you accept the Offer herein, it shall be governed by the terms and conditions stated below, namely:

SECTION ONE. PURPOSE

Pursuant to the Offer herein, in the event you accept it, MOSAIC undertakes to sell exclusively to CARGILL, subject to the condition that the price to be agreed upon and the sales conditions are at arms’ length from both parties, grains such as but not limited to wheat, sunflower, soybean and barley, that MOSAIC may receive from producers under a barter contract, or under any other type of contract, as a result of the fertilizer sales transactions performed by MOSAIC with said producers.

In addition, CARGILL undertakes to pay MOSAIC an amount corresponding to a price adjustment, as a premium for grain origination volume, which shall consist in an additional zero point five per cent (0.5%), calculated on the amounts owed by CARGILL in favor of MOSAIC for each grain sale hereof, which shall be effected together with the payment of the amounts corresponding to the price of each relevant grain sale transaction.

The Offer herein shall be deemed implicitly accepted by you upon the first purchase order made by effective means after receipt of the Offer hereof.

SECTION TWO:TERM

In addition, the Offer herein, if accepted by you, shall be valid and binding as from the date of acceptance thereof, and up until October 22, 2007.

SECTION THIRD. SALES VOLUME.

MOSAIC does not undertake to sell to CARGILL, neither a minimum, nor a maximum volume of grain.

SECTION FOUR:TERMINATION

Having been accepted by you, the commercial relation arising hereof may be terminated either by CARGILL or by MOSAIC, at their exclusive discretion, without cause, by serving due notice thereof by effective means, no less than thirty (30) days in advance of the relevant termination date, provided always no obligation to pay or right to receive indemnification shall arise therefrom.

SECTION FIVE: ASSIGNMENT

Neither of the Parties may assign, or transfer under any title, and/or grant license under the rights and/or obligations arising from this Offer, nor under the Offer itself, to any individual or entity, without the prior express consent of the other Party.

SECTION TEN: DOMICILE – CONFLICT RESOLUTION

For all legal purposes, CARGILL hereby sets its domicile at Avda Leandro N. Alem 928, piso 9º, City of Buenos Aires, and MOSAIC at Avda Leandro N. Alem 928, piso 9, City of Buenos Aires. Any controversy that may arise between the Parties in relation to the Offer herein, its existence, validity, qualification, construction, scope or performance that cannot be resolved amicably by the Parties shall be submitted to the final and binding judgment of the District Court of the City of Buenos Aires [Tribunales Ordinarios de la Ciudad Autónoma de Buenos Aires].

By Mosaic de Argentina S.A.:

Name:

Title: